CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Millstream II Acquisition Corporation

We hereby consent to the use in the Prospectus constituting part of Amendment
No. 2 to the Registration Statement on Form S-1 of our report dated October 21,
2004, except for the fifth paragraph of Note 1, as to which the date is November
11, 2004, and Note 6, as to which the date is December 7, 2004, on the financial statements of Millstream II Acquisition Corporation as of October 15, 2004 and
for the period from September 24, 2004 (date of inception) to October 15, 2004, which appears in such Prospectus. We also consent to the reference to our Firm under the caption "Experts" in such Prospectus.

/s/ GOLDSTEIN GOLUB KESSLER LLP
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GOLDSTEIN GOLUB KESSLER LLP
New York, New York

December 8, 2004